Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER COMMENCES CASH OFFER

FOR 5.0% CONVERTIBLE NOTES DUE 2010

Boston, Massachusetts – January 22, 2007— American Tower Corporation (NYSE: AMT) (the “Company”) today announced it has commenced a cash tender offer for its 5.0% Convertible Notes due 2010 (the “Notes”). The tender offer is intended to satisfy the rights granted to each holder under the indenture for the Notes to require the Company to repurchase on February 20, 2007 all or any part of such holder’s Notes at a price equal to the issue price plus accrued and unpaid interest, if any, up to but excluding February 20, 2007. Under the terms of the Notes, the Company has the option to pay for the Notes with cash, Class A common stock, or a combination of cash and stock. The Company has elected to pay for the Notes solely with cash. As of January 16, 2007, approximately $252.2 million of the Notes were outstanding. If all outstanding Notes are surrendered for repurchase, the aggregate cash repurchase price will be approximately $252.4 million. The Company intends to use cash on hand and/or borrowings under its credit facilities to finance these repurchases of the Notes.

The Company expects to continue to return capital to its shareholders through its stock repurchase program and anticipates that it will repurchase and/or refinance a portion of its outstanding indebtedness during 2007. In order to fund such efforts, the Company likely will raise additional capital in 2007, which may include a securitization of certain of the Company’s tower assets, new or incremental credit facilities, or other potential financing transactions. Consistent with the Company’s financial strategy, any such financing activities would be designed to maintain financial flexibility and reduce the Company’s cost of capital.

In order to surrender Notes for repurchase pursuant to the tender offer and put right, a repurchase notice must be delivered to The Bank of New York Trust Company, N.A., the trustee for the Notes, on or before 5:00 p.m., New York City time, on February 20, 2007. Holders of Notes complying with the transmittal procedures of the Depository Trust Company need not submit a physical repurchase notice to The Bank of New York Trust Company, N.A. Holders may withdraw any Notes previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on February 20, 2007.

The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. The Company will make available to Note holders, through the Depository Trust Company, documents specifying the terms, conditions and procedures for surrendering and withdrawing Notes for repurchase. Note holders are encouraged to read these documents carefully before making any decision with respect to the surrender of Notes, because these documents contain important information regarding the details of the Company’s obligation to repurchase the Notes.

The Notes are convertible into 19.4175 shares of Class A common stock per $1,000 principal amount of the Notes, subject to adjustment under certain circumstances. On January 19, 2007, the last reported sales price of our Class A common stock on the NYSE was $40.00 per share.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in the United States, Mexico and Brazil. American Tower owns and operates over

22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding the tender offer for the Notes, the Company’s anticipated refinancing and capital raising activities, and the Company’s financial strategy. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space would materially and adversely affect our operating results and we cannot control that demand; (2) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, revenue and ability to generate positive cash flows could be adversely affected; (3) substantial leverage and debt service obligations may adversely affect us; (4) restrictive covenants in our credit facilities and indentures could adversely affect our business by limiting flexibility; (5) due to the long-term expectations of revenue from tenant leases, the tower industry is sensitive to the creditworthiness of its tenants; (6) our foreign operations are subject to economic, political and other risks that could adversely affect our revenues or financial position; (7) a substantial portion of our revenues is derived from a small number of customers; (8) status of Iusacell Celular’s financial restructuring exposes us to risks and uncertainties; (9) new technologies could make our tower leasing business less desirable to potential tenants and result in decreasing revenues; (10) we could have liability under environmental laws; (11) increasing competition in the tower industry may create pricing pressures that may adversely affect us; (12) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (13) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers would be eliminated; (14) our towers may be affected by natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; (15) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these risks are substantiated; (16) our stock option granting practices are subject to ongoing governmental proceedings, which could result in fines, penalties or other liability; (17) pending civil litigation relating to our stock option granting practices exposes us to risks and uncertainties; and (18) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended September 30, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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